Exhibit 10.20

The Rubicon Project, Inc.

AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (the “Agreement”) is made as of October 29, 2010 by and among The Rubicon Project, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Common Stock set forth on Schedule 1 hereto (individually, a “Common Holder” and collectively, the “Common Holders”) and the holders of shares of the Company’s Preferred Stock listed on Schedule 2 (individually, an “Investor,” collectively the “Investors” and together with the Common Holders, the “Stockholders”).

RECITALS

The Company and the certain of the Investors have entered into a Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company desires to sell to such Investors and such Investors desire to purchase from the Company shares of the Company’s Series D Preferred Stock. A condition to such Investors’ obligations under the Purchase Agreement is that the Company and the Stockholders enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which the Stockholders shall vote their shares of the Company’s voting stock in favor of certain designees to the Company’s Board of Directors (the “Board”). The Company, the Investors and the Common Holders each desire to facilitate the voting arrangements set forth in this Agreement, and the sale and purchase of shares of Series D Preferred Stock pursuant to the Purchase Agreement, by agreeing to the terms and conditions set forth below.

The Company, the Common Holders and certain of the Investors (the “Prior Investors”) are parties to the Voting Agreement dated as of September 11, 2009 (the “Prior Agreement”). The Company and the Prior Investors intend that this Agreement shall amend, restate and supersede the Prior Agreement in accordance with Section 4.4 thereof.

Reference is hereby made to Section 5(b) of Article V of the Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof (the “Restated Certificate”), which provides in part as follows (certain definitions below have been added or edited for purposes of this Agreement):

The authorized number of directors shall be 5. As long as at least 25% of the shares of the originally issued Series A Preferred Stock remain outstanding (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), the holders of the Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director (the “Series A Director”). As long as at least 25% of the shares of the originally issued Series B Preferred Stock remain outstanding (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), the holders of the Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director (the “Series B Director” and together with the Series A Director, the “Preferred Directors”). The holders of the Class A Common Stock, exclusively and as a separate class, shall be entitled to elect two directors (the “Common Directors”). The holders of the Class A Common Stock and the Preferred Stock, voting together as a single class, shall be entitled to elect any remaining directors (the “Outside Director”). The holders of the Class B Common Stock shall not be entitled to vote for the election of directors. Any director may be removed without cause only by the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, whether at a meeting or by written consent.

AGREEMENT

The parties agree as follows:

1.	Election of Directors

1.1 Board Representation. Each Stockholder agrees to vote all of his, her or its shares of voting securities in the Company, whether now owned or hereafter acquired or which such Stockholder may be empowered, directly or indirectly, to vote (together, the “Voting Shares”), from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held, or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) So long as Clearstone (as defined below) continues to hold at least 25% of the shares of Preferred Stock held by it on the date hereof (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), whenever the holders of the Series A Preferred Stock voting as a separate class are entitled to elect the Series A Director, one individual designated by Clearstone Venture Partners III-A, LP or its affiliates (“Clearstone”) as the Series A Director, who shall initially be Sumant Mandal;

(b) So long as Mayfield (as defined below) continues to hold at least 25% of the shares of Preferred Stock held by it on the date hereof (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), whenever the holders of the Series B Preferred Stock voting as a separate class are entitled to elect the Series B Director, one individual designated by Mayfield XII, L.P. or its affiliates (“Mayfield”) as the Series B Director, who shall initially be Rajil Kapoor;

(c) Whenever the holders of the Class A Common Stock voting as a separate class are entitled to elect the Common Directors, one individual designated by the holders of a majority of the outstanding shares of Class A Common Stock held by the Common Holders as one of the two Common Directors, who shall initially be Craig Roah; provided, that, so long as Frank Addante continues to hold at least 25% of the shares of Class A Common Stock that Mr. Addante holds as of the date hereof (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), this designee shall be Frank Addante if he is not then the CEO Designee (as defined below);

(d) Whenever the holders of the Class A Common Stock voting as a separate class are entitled to elect the Common Directors, the Company’s then current Chief Executive Officer (the “CEO Designee”), as one of the two Common Directors, who shall initially be Frank Addante, provided that if for any reason the then current CEO Designee shall cease to serve as the Company’s Chief Executive Officer, then the Stockholders shall promptly vote their respective Voting Shares (i) to remove him or her from the Board if he has not resigned from such position (except, in the case of Frank Addante, who may serve as the other Common Director as provided in Section 1(c)); and (ii) to elect the person who replaces him or her as the Company’s Chief Executive Officer as the CEO Designee; and

(e) Whenever the holders of the Class A Common Stock and the Preferred Stock voting together as a single class are entitled to elect the Outside Director, to elect as the Outside Director, one individual designated with the approval of each of the then current Series A Director, Series B Director and Common Directors.

1.2 Removal; Vacancies. From time to time during the term of this Agreement, persons or entities entitled to designate a director pursuant to Section 1.1(a), (b), (c) or (e) may in their sole discretion: (i) elect to remove from the Board any incumbent designee on the Board who occupies such Board seat for which such persons or entities are entitled to designate under Section 1.1(a), (b), (c) or (e), respectively; and/or (ii) designate a new Board designee for election to the Board seat for which such persons or entities are entitled to designate under Section 1.1(a), (b), (c) or (e), respectively (whether to replace a prior Board designee or to fill a vacancy in such Board seat). Each Stockholder agrees to vote all of his, her or its Voting Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 1.1(a), (b), (c) or (e) may be removed from office unless such removal is expressly directed or approved by the persons or entities entitled to designate such director pursuant to Section 1.1(a), (b), (c) or (e), respectively; (ii) the CEO Designee is not removed except to the extent set forth in Section 1.1(d); and (iii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.1 shall be filled pursuant to the provisions of Section 1.1 or by the Board at the express direction of the persons entitled to designate directors pursuant to Section 1.1. All Stockholders agree to promptly execute any written consents or take such other actions as may be reasonably required to effectuate the obligations of this Agreement.

1.3 Covenant to Vote in Accord. In any election of directors pursuant to this Section 1 (whether by meeting, written consent or otherwise), the Stockholders shall vote their Voting Shares of in a manner sufficient to elect to the Board the individuals to be elected thereto as provided in Section 1.1. Each Stockholder shall appear in person or by proxy at any annual or special meeting of stockholders for the purpose of obtaining a quorum and shall vote the Voting Shares owned by such Stockholder, either in person or by proxy, at any annual or special meeting of stockholders called for the purpose of voting on the election of directors or by written consent of stockholders with respect to the election of directors, in favor of the election of the directors nominated in accordance with Section 1.1 hereof. Upon the failure of any party to vote their shares in accordance with the terms of this Agreement after 10 business days’ advance written notice to such party regarding such vote, such party hereby grants to the Chairman of the Board of Directors a proxy coupled with an interest in all shares owned by such party, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms. Each of the Stockholders and the Company agree not to vote any Voting Shares, or to take any other actions, that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties under Section 1 of this Agreement.

2.	Additional Representations and Covenants

2.1 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

2.2 Legends. Each certificate representing shares of the Company’s capital stock held by the Stockholders or any assignee of the Stockholders shall bear the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

2.3 Increase in Authorized Capital Stock. Each Stockholder also agrees to vote all of its Voting Shares from time to time and at all times, in whatever manner shall be necessary to authorize an increase in the authorized capital stock of the Company so that there will be sufficient shares of Class A Common Stock available for conversion of all of the then outstanding shares of Preferred Stock and Class B Common Stock at any time that an adjustment to the Conversion Price (as that term is defined in the Restated Certificate) of any series of Preferred Stock necessitates such an amendment.

3.	Drag Along Right.

3.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing a majority of the outstanding voting power (including for this purpose shares that are convertible into shares having voting power) of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Liquidation Transaction” as defined in the Restated Certificate.

3.2 Actions to be Taken. In the event that (i) the holders of at least 75% of the shares of Class A Common Stock issued or issuable upon conversion of the shares of Preferred Stock, (ii) the Board of Directors (including each of the Preferred Directors, as that term is defined in the Restated Certificate); and (iii) the holders of a majority of the then outstanding shares of Class A Common Stock held by the Common Holders (other than shares of Class A Common Stock issued or issuable upon conversion of Preferred Stock) (the holders in (i) and (iii) collectively, the “Electing Holders”) approve a Sale of the Company in writing, specifying that this Section 3.2 shall apply to such transaction, then each Stockholder hereby agrees:

(a) if such transaction requires stockholder approval, with respect to all shares of the Company’s capital stock that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the person to whom the Electing Holders propose to sell their shares, and, except as permitted in Subsection 3.3 below, on the same terms and conditions as the Electing Holders;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any shares of the Company’s capital stock owned by such party or affiliate in a voting trust or subject any shares of the Company’s capital stock to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(g) no such Stockholder (other than an employee of the Company) shall be required to agree to a non-compete, non-solicitation, non-interference or similar restrictive covenant;

(h) no such Stockholder shall be required to release claims in connection with the sale of the Company, other than a release of claims relating to such Stockholder’s equity investment in the Company and its ownership of the equity interests in the Company, but in the case of (h), only to the extent a substantially similar provision or release is entered into by the holders of a majority of the outstanding Preferred Stock.

3.3 Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Subsection 3.3 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(d) liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e) upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock (and each holder of Class B Common Stock will receive the same amount of consideration per share of Class B Common Stock as is received by holders of Class A Common Stock per share of Class A Common Stock), and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences and other payments to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidation Transaction (assuming for this purpose that the Proposed Sale is a Liquidation Transaction) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale;

(f) subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Subsection 3.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

4	Termination

4.1 Termination Events. This Agreement shall terminate upon the earlier of:

(a) The consummation of a Qualified Public Offering, as that term is defined in the Company’s Certificate of Incorporation; or

(b) The consummation of Liquidation Transaction as defined under the Restated Certificate.

4.2 Removal of Legend. At any time after the termination of this Agreement in accordance with Section 3.1, any holder of a stock certificate legended pursuant to Section 2.2 may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.

5.	Miscellaneous

5.1 Entire Agreement. This Agreement, together with the Restated Certificate and the Transaction Documents (as defined in the Purchase Agreement), constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto, including the Prior Agreement, are expressly canceled. Pursuant to Section 4.4 of the Prior Agreement, the undersigned parties who are parties to such Prior Agreement hereby amend and restate the Prior Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement and this Agreement is binding on all parties to the Prior Agreement whether or not such party has executed this Agreement.

5.2 Ownership. Each Common Holder represents and warrants that he is the sole legal and beneficial owner of the shares of Voting Stock set forth on Schedule 1 hereto next to such Common Holder’s name, and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

5.3 Transfers, Successors and Assigns

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement. No Stockholder shall transfer any Voting Shares, and the Company shall not permit the transfer of any Voting Shares subject to this Agreement on its books or issue a new certificate representing any such Voting Shares, unless and until such transferee shall have complied with the terms of this Section 4.3(b).

5.4 Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of (i) the Company, (ii) the Common Holders holding a majority of the Class A Common Stock held by all of the Common Holders; and (iii) the Investors holding at least 75% of the Class A Common Stock issued or issuable upon conversion of the Preferred Stock held by all investors (voting together as a single class on an as-converted to Class A Common Stock basis). In addition, (i) for so long as Clearstone has a right to designate a director under Section 1.1 (a), the rights of Clearstone under such section shall not be amended or waived without Clearstone’s written consent; (ii) so long as Mayfield has a right to designate a director under Section 1.1(b), the rights of Mayfield under such section shall not be amended or waived without Mayfield’s written consent; and (iii) so long as Frank Addante continues to hold at least 25% of the shares of Class A Common Stock that he holds as of the date hereof (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), the rights of Mr. Addante under Section 1.1(c) shall not be amended or waived without his written consent. Furthermore:

(1) this Agreement may not be amended with respect to any Investor without the written consent of such Investor unless such amendment applies to all Investors in the same fashion (it being acknowledged that an amendment to the director designation rights set forth in Section 1, including an amendment to provide for the election of additional, or different, directors, or the designation thereof, shall not require consent under this subsection (1));

(2) this Agreement may not be amended with respect to any class of Common Stock or series of Preferred Stock without the written consent of the holders of a majority of the shares of such class or series of stock unless such amendment applies to all classes of Common Stock or series of Preferred Stock, as the case may be, in the same fashion (it being acknowledged that an amendment to the director designation rights set forth in Section 1, including an amendment to provide for the election of additional, or different, directors, or the designation thereof (whether such rights are granted to a particular class or series of stock or otherwise), shall not require consent under this subsection (2)); or

(3) this Agreement may not be amended so as to add any new or material obligation of a type not generally consistent with the type of obligations contained herein without the consent of each Investor that is subject to such new or additional obligation (it being acknowledged that an amendment to the director designation rights set forth in Section 1, including an amendment to provide for the election of additional, or different, directors, or the designation thereof, shall not require consent under this subsection (3));

(4) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Common Holder without the written consent of such Common Holder unless such amendment, termination or waiver applies to all Common Holders in the same fashion;

(5) the consent of the Common Holders (in their capacities as such) shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Common Holders hereunder or (B) does not adversely affect the rights of the Common Holders in a manner that is different than the effect on the rights of the other parties hereto; and

(6) this Agreement may be amended with only the written consent of the Company for the purpose of including additional holders of Common Stock as Common Holders pursuant to Section 4.5 below.

Any amendment or waiver effected in accordance with this Section 5.4 shall be binding upon the Company and the Stockholders, and each of their respective successors and assigns.

5.5 Additional Common Holders. In the event that after the date of this Agreement, the Company issues shares of capital stock (or an option or similar agreement to purchase capital stock) to any person which shares constitute 1% or more of the Company’s then outstanding capital stock (on a fully-diluted and as-converted or exercised basis), the Company shall use reasonable efforts to cause such person to execute a counterpart signature page hereto as a Common Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Common Holder.

5.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows at the address or facsimile number set forth on the signature page or exhibits hereto, or at such other address or number as such party shall have furnished in writing. All notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing; or (v) four days after being deposited in the US mail, first class with postage prepaid. If notice is given to the Company, a copy shall be provided to Strategic Law Partners, 500 S. Grand, Suite 2050, Los Angeles, CA 90071, Attn: Daniel C. Burnham.

5.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflicts of laws.

5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.11 No Liability for Election of Recommended Directors. Neither the Company, Clearstone, Mayfield, the Common Holders, the Investors, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Company’s Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

5.12 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event that any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the parties hereto shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms, in addition to any other remedy to which the parties may be entitled at law or in equity. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.13 Covenants of the Company. The Company shall use its best efforts to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying our of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the parties hereto in order to protect the rights of the parties against impairment.

5.14 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including without limitation, all reasonable attorneys’ fees.

5.15 Consent of Spouse. If any Common Holder is married on the date of this Agreement, such Common Holder’s spouse shall execute and deliver to the Company a consent of spouse to the provisions set forth in this Agreement in form and substance reasonably satisfactory to the Company (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Common Holder’s shares of the Company’s capital stock that do not otherwise exist by operation of law or the agreement of the Common Holder and his or her spouse. If any Common Holder shall marry or remarry subsequent to the date of this Agreement, such Common Holder shall as soon as reasonably practicable thereafter (and in any event within 30 days thereafter) obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to same.